CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 333-15813 of Morgan Stanley Dean Witter Market Leader Trust on Form N-1A of our report dated October 9, 2000, appearing in the Statement of Additional Information and incorporated by reference in the Prospectus, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Auditors" and "Experts" in the Statement of Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

New York, New York
October 18, 2000